***FOR IMMEDIATE RELEASE***

FOR: ZIONS BANCORPORATION                   ZIONS BANCORPORATION
One South Main, Suite 1380                  Contact: Dale Gibbons
Salt Lake City, Utah                        One South Main, Suite 1380
Harris H. Simmons                           Salt Lake City, Utah 84111
President/Chief Executive Officer           Tel: (801) 524-4787
                                            December 23, 1999



 ZIONS ANNOUNCES POSTPONEMENT OF SHAREHOLDERS' MEETING RESULTING FROM CHANGE IN
                 ACCOUNTING TREATMENT FOR CERTAIN PRIOR MERGERS

SALT LAKE CITY, Utah; December 23, 1999 - Zions Bancorporation (Nasdaq: ZION) announced that a determination by the staff of the Securities and Exchange Commission received today with respect to pooling-of-interests accounting treatment for certain of its prior acquisitions will require a delay in the shareholders' meetings for Zions and First Security Corporation (Nasdaq: FSCO), which had been scheduled for December 28. The SEC determination was received in response to an inquiry initiated by Zions' independent auditor, KPMG LLP, prompted by a recent review by KPMG of their analysis of pooling-of-interests accounting principles as applied to those Zions acquisitions. As a result of the SEC determination, Zions will restate its financial statements for 1996, 1997 and 1998 and the first three quarters of 1999 to account for those transactions under the purchase method. With the concurrence of KPMG, Zions had accounted for certain of its 1997 and 1998 acquisitions as poolings of interests. As a result of the recharacterization of these acquisitions as "purchases," Zions expects to record approximately $500 million in purchase premium, resulting in estimated non-cash amortization of approximately $25 million annually. The precise amount of goodwill will depend upon valuations of the assets and liabilities of the acquired entities.

The restatement to purchase accounting does not affect Zions' operating revenues, cash flows, or the fundamental financial strength of Zions and does not change the economic value of the prior transactions to Zions. Rather, Zions will record an intangible asset, namely goodwill, and a corresponding increase in equity. The restatement will not affect the accounting for the First Security merger as a pooling.

"We deeply regret that the shareholders' meetings must be postponed," stated Harris H. Simmons, Chief Executive Officer of Zions. "We proceeded with the accounting for each merger, which involves highly complex and technical accounting rules, only after obtaining the advice and concurrence of KPMG, our independent auditor, that the pooling treatment was proper -- a position that KPMG has reaffirmed in its subsequent audits. We are confident that the change in accounting treatment in no way reduces the benefits of the merger with First Security.

Forward Looking Information
---------------------------

This news release contains a statement regarding a restatement of Zions' financial statements and a delay in the shareholder meetings for the announced merger between Zions and First Security. This statement constitutes forward-looking information within the meaning of the Private Securities Litigation Reform Act. Neither the timing of the shareholder meetings nor the precise amount of goodwill can be determined at this time. Factors that might influence these include the process of valuing the assets and liabilities for the transactions to be treated as "purchases," the extent of any delay in preparing and furnishing new proxy information to the shareholders of Zions and First Security, and any resulting effect on the proposed merger. The Company disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward looking statements included herein to reflect future events or developments.